Exhibit 6.10

PROMISSORY NOTE

February 28, 2020

FOR VALUE RECEIVED , the undersigned Gin & Luck LLC, a Delaware limited liability company (the "Company"), hereby promises to pay to William Spurgeon or its registered assigns (the "Holder"), $100,000.00 on demand made on or after April 15, 2020 and to pay interest (calculated on the basis of a 360-day year of twelve 30-day months) on such sum or the portion thereof from time to time outstanding hereunder at a rate of 4% per annum; or, if less, the maximum rate of nonusurious interest permitted by law (and to the extent permitted by law, interest on any overdue principal or interest thereon). Notwithstanding the foregoing, the undersigned shall have the right to prepay at any time, and from time to time, without premium or penalty all or any portion of the principal and accrued interest due hereunder. All payments shall be made in lawful money of the United States of America. The Holder shall have full recourse against the undersigned.

Payments hereon shall be applied first, to costs and expenses owing to the Holder under this Note; second, to accrued interest then payable; and third, to principal. The Company hereby waives, presentment, protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. No waiver by the Holder of any default shall be effective unless in writing nor shall it operate as a waiver of any other default or of the same default on a future occasion. This Note shall be binding upon the Company and its successors and assigns. Holder may freely assign the Note with notice to the Company.

Time is of the essence of this Note. This Note may be modified only by a writing executed by the Company and the holder hereof. In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect. This Note has been made and delivered in the State of California and shall be construed in accordance with, and all actions hereunder shall be governed by, the laws of the State of California, without giving effect to principles thereof relating to conflicts of law. The Company agrees to pay all costs of collection of this Note, including, without limitation, reasonable attorneys' fees and costs.

Gin & Luck LLC

By: /s/David Kaplan

Name: David Kaplan

Title: Chief Executive Officer

William Spurgeon

By: /s/ William Spurgeon

Name: Willam Spurgeon

Title; Board Member